Exhibit 99.1 - Press Release of Axeda Systems Inc. dated September 23, 2003

Investor Contact:
Idalia Rodriguez
+1 610-407-7345
ir@axeda.com

Press Contact:
Randy Thompson
+1 508-337-9200
rthompson@axeda.com


        Axeda Systems Completes $6.0 Million Private Placement Financing

Mansfield, MA - September 23, 2003 - Axeda Systems Inc. (NASDAQ: XEDA), the world's leading provider of device relationship management (DRM) enterprise software and services, announced today that it has raised $6 million through the sale of common stock and warrants to the Special Situations Funds. The Company intends to use the net proceeds of approximately $5.6 million for working capital and to continue the expansion of its customer base by pursuing growth opportunities in the various markets it serves.

"We are pleased that a large institutional investor with a long-term focus and a history of successful technology investing recognizes Axeda's strong growth potential. The industry leading Axeda DRM (TM) system provides manufacturers and service organizations with the ability to remotely monitor, manage, and service their devices located around the world, providing companies with the capabilities to provide excellent customer support at lower costs," said Robert
M. Russell Jr., chairman and CEO of Axeda Systems. "We are confident that this investment will position us to meet the growing demand for DRM solutions in new and existing markets."

Under the terms of the agreement, the Special Situations Funds purchased 4,918,100 newly issued shares of common stock in a private placement, for a purchase price of $1.22 per share. The Special Situations Funds also received five-year warrants to purchase 2,459,050 shares of common stock at an exercise price of $1.71. Revolution Partners acted as the placement agent in the transaction.

The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration. Axeda has agreed to file, no later than 10 days after the closing, a registration statement providing for the resale of the issued shares and the shares underlying the warrant issued at closing.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The company's Form 8-K, to be filed with the Securities and Exchange Commission, will provide a description of this transaction and copies of the executed documents.


About Axeda(R)
Axeda Systems Inc. (NASDAQ: XEDA) is the leading provider of device relationship management (DRM) enterprise software and services. Axeda helps businesses become more competitive by using the Internet to extract real-time information hidden in their intelligent devices. The company's flagship product, the Axeda Device Relationship Management System(TM), is a distributed software solution that lets businesses remotely monitor, manage and service intelligent devices, deployed around the world, allowing them to optimize their service, development, sales, and manufacturing operations. Axeda customers include Global 2000 companies in many markets including Medical Instrumentation, Enterprise Technology, Industrial and Building Automation, and Office Automation and Semiconductor Equipment industries. Axeda has sales and service offices in the U.S., Europe, and Japan, and distribution partners worldwide. More information about Axeda is available at www.axeda.com.

About Device Relationship Management
Everyday intelligent devices such as copiers, elevators, building control units, medical devices, computers and storage systems, and industrial machines are an important new source of business information. Device relationship management systems allow companies to tap into this valuable information anytime anywhere. Pioneered by Axeda, device relationship management technology provides a distributed information management system that leverages the Internet to allow timely, accurate, and unbiased information to be communicated automatically between intelligent devices, wherever they are deployed around the world, and service personnel or enterprise business systems. Device relationship management helps turn reactive businesses into proactive businesses providing new sources of revenue, increased operational efficiency, and lower costs, with an ROI that is often measured in months.

(C) 2003 Axeda Systems. All rights reserved. Axeda, Axeda Systems, Axeda DRM, Axeda Device Relationship Management System, Axeda Agents, Axeda Applications, Axeda Policy Manager, Axeda Enterprise, Axeda Access, Axeda Software Management, Axeda Service, Axeda Usage, Automatic eCommerce, Firewall-Friendly, and Access. Insight. In Real Time. are trademarks of Axeda Systems. All other trademarks are either property of Axeda Systems or property of their respective owners.

This press release may contain certain forward-looking statements that relate to Axeda's future performance. These forward-looking statements include, but are not limited to, those regarding Axeda's products and markets, and may include implied statements concerning market acceptance of Axeda's products and its growing leadership role in the DRM market. Such statements are subject to a number of risks and uncertainties that may cause the actual events or future results to differ from those discussed herein. Such factors include, among others: our ability to become profitable; future expenses; future results of operations; uncertainties in the market for DRM solutions and the potential for growth in the DRM market; our ability to raise capital; declining sales of our legacy products; the current economic slowdown and our dependence on the cyclical software industry; present and future competition; our ability to manage technological change and respond to evolving industry standards; our ability to manage growth and attract and retain additional personnel; the long sales cycle for DRM solutions; our customers' ability to implement or integrate our DRM solutions successfully and in a timely fashion, receive expected functionality and performance, or achieve benefits attributable to our DRM solutions; limited distribution channels; dependence on strategic partners; the difficulty of protecting proprietary rights; the potential for defects in products; claims for damages asserted against us; and risks from international operations. Readers are advised to read Axeda's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Factors Affecting Operating Results" and "Risk Factors" for a more complete discussion of these and other risks and uncertainties. Axeda assumes no obligation to update the forward-looking information contained in this press release.
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